                               SCHEDULE 14A
                              (Rule 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.  )

Filed by the registrant[X]
Filed by a party other than the registrant[ ]
Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ] Definitive additional materials Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           SUNTRUST BANKS, INC.
---------------------------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)

                             Raymond D. Fortin
--------------------------------------------------------------------------
                (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (check the appropriate box):
[X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
     6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(j)(4) and 0-
     11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1
     (4)  Proposed maximum aggregate value of transaction:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing party:
     (4)  Date filed:

                                 SUNTRUST

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
SunTrust Banks, Inc.

    The Annual Meeting of Shareholders of SunTrust Banks, Inc. will be held in Room 10 of the SunTrust Bank, Atlanta Tower, 25 Park Place, N.E., Atlanta, Georgia, on Tuesday, April 16, 1996, at 9:30 A.M., local time, for the following purposes:

1. To elect five directors to serve until the 1999 Annual Meeting of Shareholders, and one director to serve until the 1988 Annual Meeting of Shareholders;

2. To ratify the appointment of Arthur Andersen LLP as independent auditors for 1996; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    Only shareholders of record at the close of business on February 15, 1996 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    Your attention is directed to the Proxy Statement accompanying this Notice for more complete information regarding the matters to be acted upon at the Annual Meeting.

                                 By Order of the Board of Directors

                                 Raymond D. Fortin
                                 Secretary
February 23, 1996


                          IMPORTANT NOTICE

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy as soon as possible in the postage paid envelope provided.

                           SUNTRUST BANKS, INC.
                        303 PEACHTREE STREET, N.E.
                          ATLANTA, GEORGIA 30308

                    ----------------------------------
                              PROXY STATEMENT
                    ----------------------------------

    The enclosed proxy is solicited on behalf of the Board of Directors of SunTrust Banks, Inc. (the "Company" or "SunTrust") in connection with the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 16, 1996 (the "Annual Meeting"). The enclosed proxy is for use at the Annual Meeting if a shareholder is unable to attend the Annual Meeting in person or wishes to have his shares voted by proxy even if he attends the Annual Meeting. The proxy may be revoked by the person giving it at any time before it is exercised, by notice to the Corporate Secretary of the Company, by submitting a proxy having a later date, or by such person appearing at the Annual Meeting and voting in person. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted for each of the proposals described below. This Proxy Statement and the enclosed proxy are being first mailed to the Company's shareholders on or about February 23, 1996.

                           ELECTION OF DIRECTORS
                                 (Item 1)

     Under the Bylaws of the Company, the number of directors constituting the Board of Directors is fixed at 14, with directors divided into three classes serving staggered three-year terms. There are four directors, James
D. Camp, Jr., Roberto C. Goizueta, L. Phillip Humann and Joseph L. Lanier, Jr., who have been nominated to stand for reelection as directors at the
Annual Meeting in 1996.   The Company's Bylaws provide that a director shall
retire as a director on the date of the annual meeting immediately succeeding such director's 70th birthday. Mr. Robert W. Scherer (whose term expires in 1998) and Mr. J. Walter Tucker, Jr. (whose term expires in 1996) will retire as directors in accordance with this provision at the 1996 Annual Meeting. Accordingly, Mr. A. W. Dahlberg and Mr. Larry L. Prince have been nominated to stand for election as directors for a term expiring in 1999 and for a term expiring in 1998, respectively. In addition to the six nominees, there are eight other directors continuing to serve on the Board of Directors, whose terms expire in 1997 and 1998. The Board of Directors recommends that shareholders vote in favor of all of the nominees.

     The proxy solicited hereby cannot be voted for the election of a person to fill a directorship for which no nominee is named in this Proxy Statement. If, at the time of the Annual Meeting of Shareholders, any of the nominees named in the enclosed proxy should be unable or decline to serve as a director, the proxies are authorized to be voted for such substitute nominee or nominees as the Board of Directors recommends. The Board of Directors has no reason to believe that any nominee will be unable or decline to serve as a director.

     Nominations for election to the Board of Directors may be made by any shareholder entitled to vote for the election of directors. In accordance with the Bylaws, nominations shall specify the class (term) of directors to which each person is nominated, shall be made in writing and shall be delivered or mailed to the Company's Chairman of the Board not later than April 3, 1996. Any such nomination shall contain the following information:
(i) the name and address of the proposed nominee; (ii) the principal occupation of the proposed nominee; (iii) the total number of shares of issued and outstanding $1.00 par value per share common stock of the Company ("Company Common Stock") that, to the knowledge of the nominating shareholder, will be voted for the proposed nominee; (iv) the name and residence address of each nominating shareholder; (v) the number of shares of Company Common Stock owned by the nominating shareholder; (vi) the total number of shares of Company Common Stock that, to the knowledge of the nominating shareholder, are owned by the proposed nominee; and (vii) the signed consent of the proposed nominee to serve, if elected.

     The following table sets forth for each nominee and each director whose term continues after the meeting, his age, the number of shares of Company Common Stock beneficially owned by him on December 31, 1995, a brief description of his principal occupation and business experience during the last five years, and certain other directorships held. Unless indicated otherwise, each current director has served as a director of the Company since the Company's organization.

Directors Whose Term Expires in 1999

                                                               Shares of
                                                               Common
Name                     Business Experience                   Stock(1)
-----------------------  -----------------------------------   -------------
James D. Camp, Jr.+      President and shareholder of the        197,019(2)
                         law firm of Camp & Camp, P.A.,
                         established in October 1988.
                         Mr. Camp is 67.

A.W. Dahlberg            Chairman of the Board, President and      1,000
                         Chief Executive Officer of The
                         Southern Company, an investor-owned
                         electric utility group. Prior to 1994,
                         he was President and Chief Executive
                         Officer of Georgia Power Company. He
                         serves as a director of The Southern
                         Company, Equifax, Inc. and Protective
                         Life Corporation. Mr. Dahlberg is 56.

Roberto C. Goizueta*     He is Chairman of the Board of          186,192(3)
                         Directors and Chief Executive
                         Officer of The Coca-Cola Company.
                         He is also a director of Eastman
                         Kodak Co., Ford Motor Company and
                         Sonat Inc. Mr. Goizueta is 64.

L. Phillip Humann*       President of the Company since April    249,302(4)
                         1991. From April 1989 through April
                         1991, he was Senior Executive Vice
                         President of the Company. From
                         October 1985 to April 1989, he was
                         Chairman of the Board and Chief
                         Executive Officer of SunTrust Bank,
                         Atlanta. He is a director of
                         Coca-Cola Enterprises, Inc., Equifax
                         Inc. and Haverty Furniture Companies,
                         Inc. Mr. Humann is 50 and has been a
                         director of the Company since 1991.

Joseph L. Lanier, Jr.+   Chairman of the Board and Chief           6,800
                         Executive Officer of Dan River, Inc.,
                         a textile manufacturing company. He
                         is also a director of Dimon, Inc.,
                         Flowers Industries, Inc. and Torchmark
                         Corporation. Mr. Lanier is 64.


Nominees For Term Expiring in 1998:

                                                               Shares of
                                                               Common
Name                     Business Experience                   Stock(1)
-----------------------  -----------------------------------   -------------
H. G. Pattillo#          Chairman of the Board of Directors       40,761(5)
                         of Pattillo Construction Company,
                         Inc. He is also a director of John
                         H. Harland Company and Protective
                         Life Corporation. Mr. Patillo is 69
                         and has been a director of the
                         Company since 1989.

R. Randall Rollins#      Chairman of the Board and Chief          30,909(6)
                         Chief Executive Officer of Rollins,
                         Inc. (since October 1991), a
                         consumer services company. He is
                         also the Chairman of the Board and
                         Chief Executive Officer of RPC,
                         Inc., an oil and gas field services
                         and boat manufacturing company.
                         Mr. Rollins is 64 and has been a
                         director of the Company since 1995.

James B. Williams*       Chairman of the Board of Directors    1,138,984(7)
                         (since April 1991) and Chief
                         Executive Officer (since April 1990)
                         of the Company. He previously served
                         as Vice Chairman and President of the
                         Company, President of SunTrust Banks
                         of Florida, Inc. and Vice Chairman
                         and President of SunTrust Banks of
                         Georgia, Inc.. He is also a director
                         of The Coca-Cola Company, Genuine
                         Parts Company, Georgia-Pacific
                         Corporation, Rollins, Inc., RPC Inc.,
                         and Sonat Inc. Mr. Williams is 62.

James H. Williams#       Owner of Jim H. Williams Real Estate,    10,000
                         Ocala, Florida, a real estate
                         brokerage and development firm. He
                         is also a citrus producer and private
                         investor. He was Lieutenant Governor
                         of the State of Florida from January
                         1975 to January 1979. He also previously served as Deputy Secretary of the United States Department of Agriculture and President of the National Stone
                         Association, a trade association.
                         Mr. Williams is 69.

Directors Whose Term Expires in 1998

                                                              Shares of
                                                              Common
Name                     Business Experience                  Stock(1)
-----------------------  -----------------------------------  -------------
Larry L. Prince          Chairman of the Board and Chief         253,000(8)
                         Executive Officer of Genuine Parts
                         Company, a service organization
                         engaged in the distribution of
                         automotive replacement parts,
                         industrial replacement parts and
                         office products. Mr. Prince as also
                         a director of Crawford & Co.,
                         Equifax, Inc., John H. Harland Co.
                         and U.A.P. Inc., Canada. Mr Prince
                         is 57.

Directors Whose Term Expires in 1997

                                                              Shares of
                                                              Common
Name                     Business Experience                  Stock(1)
-----------------------  -----------------------------------  -------------
J. Hyatt Brown*          Chairman, President and Chief            25,000
                         Executive Officer of Poe & Brown,
                         Inc., an insurance agency. He is
                         also a director of BellSouth
                         Corporation, FPL Group, Inc.,
                         International Speedway Corporation
                         and Rock-Tenn Company.
                         Mr. Brown is 58.

T. Marshall Hahn, Jr.+   Honorary Chairman of the Board of       122,930(9)
                         Board of Georgia-Pacific Corporation,
                         a manufacturer and distributor of
                         pulp, paper and building products.
                         He was Chairman of the Board of
                         Directors and Chief Executive Officer
                         of Georgia-Pacific Corporation from
                         February 1985 until his retirement
                         in 1993. He is also a director of
                         Coca-Cola Enterprises, Inc. and
                         Norfolk Southern Corporation.
                         Mr. Hahn is 69.

David H. Hughes#         Chairman of the Board of Directors       24,956(10)
                         and Chief Executive Officer of Hughes
                         Supply, Inc., a distributor of
                         construction materials. He is also a
                         director of Lithium Technologies, Inc.
                         Mr. Hughes is 52.

Scott L. Probasco, Jr.*  Chairman of the Executive Committee   1,036,693(11)
                         of SunTrust Bank, Chattanooga
                         (since 1989), a banking subsidiary
                         of the Company. He is also a
                         director of Chattem, Inc., Coca-
                         Cola Enterprises, Inc., Provident
                         Life and Accident Insurance Company
                         of America and Provident Life
                         Capital Corporation.  Mr. Probasco
                         is 67 and has been a director since
                         1987.

* Member of Executive Committee of the Board of Directors
# Member of Audit Committee of the Board of Directors
+ Member of Compensation Committee of the Board of Directors

(1) Company Common Stock beneficially owned as of December 31, 1995. As of such date, no nominee or director was a beneficial owner of more than 1% of the outstanding shares of Company Common Stock. Except as otherwise indicated, each director possessed sole voting and investment power with respect to all shares set forth opposite his name.

(2) Includes 13,920 shares as to which Mr. Camp shares voting and investment power. Mr. Camp disclaims beneficial ownership of 24,923 shares.

(3) Includes 184,392 shares held by a foundation of which Mr. Goizueta is one of five Trustees; Mr. Goizueta disclaims beneficial ownership of such shares.

(4) Includes 11,468 shares held for the benefit of Mr. Humann under the Company's 401(k) Plan and 26,650 shares that are the subject of exercisable employee stock options.

(5) Includes 18,617 shares held by a foundation of which Mr. Pattillo is one of 6 directors and 600 shares owned by a foundation of which he is one of two Trustees; Mr. Pattillo disclaims beneficial ownership of all such shares and 10,000 shares owned by his spouse.

(6) Mr. Rollins shares voting and investment power with respect to 10,084 shares.

(7) Includes 96,737 shares held for the benefit of Mr. Williams under the Company's 401(k) Plan and 60,000 shares that are the subject of exercisable employee stock options. Also, includes 555,173 shares held by three foundations of which Mr. Williams is one of five Trustees; Mr. Williams disclaims beneficial ownership of all such shares. Mr. Williams shares investment power with respect to 36,164 shares.

(8) Includes 252,000 shares held by two foundations of which Mr. Prince is a Trustee; Mr. Prince disclaims beneficial ownership of such shares.

(9) Includes 112,930 shares owned by a university of which Mr. Hahn is a Trustee and the Chairman of its Investment Committee; Mr. Hahn disclaims beneficial ownership of such shares.

(10)Includes 836 shares held in a trust as to which Mr. Hughes has sole voting and investment power; Mr. Hughes disclaims beneficial ownership of such shares.

(11)Mr. Probasco has sole investment power with respect to 362,900 of such shares and he shares investment power with respect to 623,793 of such shares. Mr. Probasco disclaims beneficial ownership of 311,897 of the shares listed.

Principal Shareholder and Management Stock Ownership

     The following sets forth certain information concerning persons known to the Company who may be considered a beneficial owner of more than 5% of the outstanding shares of Company Common Stock as of December 31, 1995.

                              Shares
                           Beneficially       Percent
Name and Address               Owned         of Class

SunTrust Bank, Atlanta    13,413,529(1)(2)     11.8 %
One Park Place, N.E.
Atlanta, Georgia 30303

(1) The shares shown were held by SunTrust Bank, Atlanta, a subsidiary of the Company, in various fiduciary or agency capacities. SunTrust Bank, Atlanta has sole voting power with respect to 5,700,433 of such shares and it shares voting power with respect to 523,386 of such shares, not including shares referred to in note 2 below. SunTrust Bank, Atlanta has sole investment power with respect to 4,260,970 of the total shares set forth above and it shares investment power with respect to 2,359,890 of such shares, not including the shares referred to in Note
    2 below. Other bank subsidiaries of the Company may be considered the beneficial owners of an additional 6,031,438 or 5.3% of the outstanding shares of Company Common Stock at December 31, 1995, held in various fiduciary or agency capacities. These other bank subsidiaries of the Company have sole voting power with respect to 4,940,726 of such shares and they share voting power with respect to 421,136 of such shares;
    they have sole investment power with respect to 2,242,277 of such shares and they share investment power with respect to 3,081,654 of such shares. The Company, SunTrust Bank, Atlanta and each other subsidiary disclaim any beneficial interest in any of such shares.

(2) Includes 6,758,141 shares held by SunTrust Bank, Atlanta as Trustee under the Company's 401(k) Plan. Shares of Company Common Stock allocated to a participant's account are voted by the Trustee in accordance with instructions from such participant. The Trustee votes any unallocated shares of Company Common Stock and any shares for which it has not received timely instructions in accordance with its determination of the best interests of the participant.

    The following table sets forth the number of shares of Company Common Stock beneficially owned on December 31, 1995 by certain executive officers of the Company and by all directors and executive officers of the Company as a group (19 persons) and the percentage of the Company's outstanding shares owned by such group.

                             Shares       Percent
                          Beneficially      of
Beneficial Owner            Owned(1)     Class(2)
-----------------------   -------------  ---------
John W. Clay                     60,392
Edward P. Gould                 172,865
John W. Spiegel                 161,316

All Directors and             3,655,232      3.22%
Executive Officers as a
Group

(1) Includes the following shares subject to exercisable stock options:
    Mr. Clay, 10,050 shares; Mr. Gould, 25,000 shares; Mr. Spiegel, 48,630 shares; all other executive officers, 144,500 shares.

(2) Outstanding shares represent the 113,409,139 shares of Company Common Stock outstanding on December 31, 1995, increased by the 195,300 shares subject to employee stock options referred to in Note 1. No executive officer owns 1% or more of the outstanding shares of Company Common Stock.

Board Committees, Attendance and Compensation

     The Company's Board of Directors has three standing committees -- the Executive Committee, the Audit Committee and the Compensation Committee. The Executive Committee serves as the Nominating Committee. Regular meetings of the Board are held quarterly.

     The Executive Committee has and may exercise all the lawful authority of the full Board of Directors, except that the committee may not (1) approve, or propose to the shareholders, any action that lawfully must be approved by the shareholders, (2) fill vacancies on the Board of Directors or any of its committees, (3) amend the Articles of Incorporation, or adopt, amend, or repeal the Bylaws of the Company, or (4) approve a dissolution or merger of the Company or the sale of all or substantially all of the assets of the Company. The Executive Committee serves as the Nominating Committee and may make recommendations to the Board with respect to the size and composition of the Board, reviews the qualifications of potential candidates and recommends nominees to the Board. The Executive Committee held 4 meetings during 1995.

     The Compensation Committee is responsible for approving the compensation arrangements for senior management. It is also responsible for administration of certain employee benefit plans, including the Stock Incentive Plans, the Management Incentive Plan, the Performance Unit Plan, the 401(k) Plan, the 401(k) Excess Plan, the Performance Bonus Plan, the Retirement Plan and the Supplemental Executive Plan. The Compensation Committee held 5 meetings during 1995.

     The Audit Committee has the responsibility of recommending the independent auditors; reviewing and approving the annual plans of the independent auditors; approving the annual financial statements; and reviewing and approving the annual plan for the internal audit department, as well as a summary report of such department's findings and recommendations. The Audit Committee held 4 meetings during 1995.
     During 1995, the Board of Directors held 6 meetings. All the Company's directors attended at least 75% of the Board meetings and meetings of committees on which they served. Each director who is not also an employee of the Company or its subsidiaries received an annual retainer of $35,000 in 1995 and was paid a fee of $1,500 for each Board or committee meeting attended. Directors will be paid an annual retainer of $40,000 in 1996 and will be paid a fee of $1,500 for each Board or committee meeting attended. Directors serving as directors of various of the Company's subsidiaries only receive meeting attendance fees for service on those Boards. Directors may defer fees payable to them under the Company's Directors Deferred Compensation Plan. The return on such deferred amount is determined, at the election of the director, as if such funds had been invested in Company Common Stock or at a floating interest rate equal to the prime interest rate in effect at SunTrust Bank, Atlanta computed on a quarterly basis.

            EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

    Executive officers are elected annually by the Board following the Annual Meeting of Shareholders to serve for a one-year term and until their successors are elected and qualified. The Company's Bylaws provide that any material change in the title, salary, benefits or other terms of employment of any officer of the Company who holds the title of Chairman of the Board, President or Chief Executive Officer requires the affirmative vote of at least two-thirds of the full Board of Directors. The following table sets forth the name of each executive officer of the Company and the principal positions and offices he holds with the Company. Unless otherwise indicated, each of these officers has served as an executive officer of the Company or a principal subsidiary for at least five years.


Name                         Information about Executive Officers
-------------------  -----------------------------------------------------
James B. Williams    Chairman of the Board and Chief Executive Officer  of
                     the Company.

L. Phillip Humann    President of the Company.

John W. Spiegel      An  Executive Vice President and Chief Financial
                     Officer of the Company. Mr. Spiegel is 54.

E. Jenner Wood III   An Executive Vice President of the Company since
                     November 1993 with responsibility for trust and investment services. Prior to that time, he was an executive officer of SunTrust Bank, Atlanta a subsidiary bank of the Company. Mr. Wood is 44.

John W. Clay, Jr.    Chairman of the Board of SunTrust Banks of Tennessee,
                     Inc., the Company's Tennessee banking affiliate. Prior to assuming that position, he was Chairman and Chief
                     Executive Officer of SunTrust Bank, Nashville. Mr. Clay is 54.

Edward P. Gould      Prior to his retirement in February 1996, Mr. Gould was
                     Chairman of the Board of SunTrust Banks of Georgia, Inc.
                     the Company's Georgia banking affiliate. He was also
                     Chairman of the Board of SunTrust Bank, Atlanta.
                     Mr. Gould is 65.

Theodore J. Hoepner  Since September 1995, he has been Chairman, President and Chief Executive Officer of SunTrust Banks of Florida, Inc. From January 1990 until August 1995, he was Chairman, President and Chief Executive Officer of SunTrust Bank, Central Florida. Mr. Hoepner is 54.

Robert R. Long       Since July 1995, he has been the Chief Executive Officer
                     of SunTrust Banks of Georgia, Inc. and SunTrust Bank,
                     Atlanta. He has also been the President of SunTrust Bank, Atlanta since 1985 and the President of SunTrust Banks of Georgia, Inc. since October 1992. Mr. Long is 58.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Introduction

    Decisions on compensation of the Company's executives are made by the four-member Compensation Committee of the Board (the "Committee"). Each member of the Committee is a non-employee director. The Committee believes that the actions of each executive officer have the potential to impact the short-term and long-term profitability of the Company. Consequently, the Committee places considerable importance on its task of designing and administering an executive compensation program.

Objectives of Executive Compensation

    The objectives of the Company's executive compensation program are to:
(1) increase shareholder value, (2) increase the overall performance of the Company, (3) increase the success of the banking unit directly impacted by the executive's performance, and (4) increase the performance of the individual executive.

Compensation Policy

    The general policy underlying the Company's executive compensation program is designed to:

    * Aid the Company in attracting, retaining and motivating high-performing executives.

    * Provide competitive levels of compensation consistent with achieving the Company's annual and long-term performance goals.

    *  Reward superior corporate performance.

     Executive compensation is reviewed relative to that of the Company's peer group. However, the Company's emphasis is on programs that provide incentive compensation rewards based on the Company's performance. The peer group is comprised of the following bank holding companies: Banc One Corporation, Bank of Boston, Barnett Banks, Inc., CoreStates Financial Corp, First Chicago NBD Corporation, First Interstate Bancorp, First Union Corporation, Fleet Financial Group, KeyCorp, Mellon Bank Corporation,

National City Corporation, Norwest Corporation, PNC Bank Corp., US Bancorp, Wachovia Corporation and Wells Fargo & Company (the "Peer Group"). Base salary will remain conservative compared to the Peer Group with variable compensation opportunity being a significant part of the total compensation package. Peer Group comparative information is relevant, but the Company's position on total compensation is driven more by the Company's performance, individual performance and a sense of fairness. Thus, depending on the Company's performance in any particular year, an executive officer may receive compensation above or below the level of an officer in a competing company.

Components of Executive Compensation

     The three primary components of executive compensation are:

          Base Salary
          Cash Incentive Plans
          Stock Incentive Plans

     Base Salary

     Base salary is designed to provide acceptable levels of compensation to executives while helping the Company manage fixed labor expense. Therefore, the Committee believes that executive officer base salary should be on the conservative side of a market-competitive range. Salaries for top executives are reviewed annually and are based on:

          Job scope and responsibilities

          Corporate, unit, and individual performance (performance measures may include net income, earnings per share, return on assets, return on equity, growth, achievement of specific goals, etc.)

          Competitive rates for similar positions

          Length of service

          Subjective factors

     Cash Incentive Plans

     The Company maintains two incentive plans in this category:

          The Management Incentive Plan, which focuses on annual performance goal attainment.

          The Performance Unit Plan, which focuses on performance over a three-year period.

     These variable compensation plans are designed so that: (1) the executive receives a bonus only if the Company or applicable subsidiary performance targets are met, and (2) a significant part of the executive's compensation is at risk.

     Management Incentive Plan

     Awards under the Management Incentive Plan ("MIP") are based on consolidated net earnings for Company participants, and on attainment of subsidiary net income goals for subsidiary participants. These goals are set for a one-year period, and are aimed at increasing short-term performance. Minimum targets are set and the level of attainment of such goals results in varying payouts. Maximum targets reflect ambitious earnings goals which are only attainable in an outstanding year, and thus, result in larger payouts.

     Participation in MIP is limited to a group of senior managers who have a material impact on Company performance. The participants are selected by the Committee and include the executive officers named in this Proxy Statement and approximately 300 other senior managers. Awards earned under MIP are contingent upon employment with the Company through the end of the year, except for payments made in the event of death, retirement, disability, or in the event of a change in control. Management Incentive Plan payments are presented in the Summary Compensation Table under the heading "Bonus."

     Performance Unit Plan

     The Performance Unit Plan ("PUP") is aimed at motivating executives to attain specific goals set by the Committee over a three-year period. Approximately 150 participants are selected by the Committee to receive units (with a stated value of $30 per unit) based upon management level, scope of position, range of incentive compensation, individual performance and subjective factors. Two performance measurements are set for each three-year cycle which correspond to a minimum, target, and maximum payout value. These performance measurements are: (1) a three-year cumulative consolidated net income goal, and (2) a three-year cumulative earnings per share goal. At the end of each cycle, the payout value is determined by actual net income and earnings per share for the three-year period. The measurement which yields the highest award is the one that is used. This method was employed due to the Company's active share repurchase program and the desire not to penalize executives for this strategy. Straight line interpolation is used to calculate payout values between minimum, target, and maximum levels. These payouts are set forth in the Summary Compensation Table under the heading "LTIP Payouts."

Stock Incentive Plans

    One of the Committee's priorities is for executives to be significant shareholders so that the interests of executives are aligned with the interests of shareholders. The Company's executive officers have a significant equity stake in the Company, as reflected in the beneficial ownership information contained in this Proxy Statement.

     1995 Stock Plan

     The 1995 Executive Stock Plan (the "1995 Stock Plan") was adopted by the Board in November 1994, and was approved by the shareholders at the 1995 Annual Meeting. The 1995 Stock Plan provides for grants of options to purchase Company Common Stock, restricted shares of Company Common Stock (which may be subject to both grant and forfeiture conditions), and grants of stock appreciation rights ("SARs"). There are 5,000,000 shares of Company Common Stock reserved for use under the 1995 Stock Plan, of which 2,500,000 may, but need not be, granted as restricted stock. The 1995 Stock Plan is administered by the Committee, which has the sole authority to grant options, SARs and restricted stock. The Committee will use the 1995 Stock Plan to make stock-based incentives important factors in attracting, retaining, and rewarding employees and to closely align employee interests with those of the Company's shareholders. During 1995, stock options were granted under the 1995 Stock Plan as set forth in the Option Grants During Year Ended December 31, 1995 table set forth on page 16 hereof.

     1986 Stock Plan

     The Executive Stock Plan adopted in 1986 (the "1986 Stock Plan") was designed to focus executives and other eligible participants on long-term performance of the Company. No further grants will be made under the 1986 Stock Plan. Performance-based restricted stock ("Performance Stock") was one of the primary stock-based incentive vehicles made available to executives through the 1986 Stock Plan. Vesting of Performance Stock is contingent upon two conditions: (1) stock price increases over a period of five years, and (2) the participant must remain with the Company for 15 years after the first condition is met or until age 64 (or until a change of control of the Company occurs). Awards of Performance Stock occur as the stock price increases in increments of 20 percent over the grant date value. For each 20 percent increase in stock price, 20 percent of the shares granted are "awarded" to the participant. Performance Stock that is awarded is held in escrow by the Company. The participant must remain with the Company until the second condition is met before receiving the stock. If the second condition is not met, the executive forfeits the awarded shares. Performance Stock was granted to executives in 1990 and 1992. The first grant of Performance Stock has been awarded because the stock price doubled from the date of grant. Eighty percent of the shares granted in 1992 have been awarded because the stock price increased 80 percent. Executives receive dividends and voting rights on all shares awarded to them. There were no grants of Performance Stock during 1995.

     401(k) Matching Contributions

     The Company will match eligible employee contributions to the Company's 401(k) Plan, if the employee has completed one year of service with the Company and the Company has met a minimum target net income goal for the year, as established by the Committee. The matching contributions made by the Company consist of a guaranteed component and a performance component. The guaranteed match is determined by a schedule which yields matching ratios based on a comparison of net income results to the established target. If the minimum consolidated net income target is not achieved, no performance match will be made for the year.

     401(k) Excess Plan

     The Company also maintains an unfunded 401(k) Excess Plan to provide benefits otherwise payable to certain participants under the 401(k) Plan which exceed the tax qualified benefits under the 401(k) Plan as a result of certain federal tax restrictions. Under the 401(k) Excess Plan, the Company credits to an account for each participant an amount equal to the contribution to the 401(k) Plan that otherwise would have been made but for federal income tax restrictions on maximum contributions. Amounts credited to a participant's account generally have the same investment experience as would an investment by the participant in Company Common Stock. Contributions on behalf of the Company are made in cash. The Company contributed or expensed with respect to the 401(k) Plan and the 401(k) Excess Plan the amounts shown in the Summary Compensation Table under the heading "All Other Compensation."

     Changes to federal tax law enacted in 1993 impact the deductibility of awards paid under MIP, PUP and the 1995 Stock Plan. Section 162(m) of the Internal Revenue Code, as amended ("Section 162(m)"), provides that compensation in excess of $1 million paid for any year to a corporation's chief executive officer and the four other highest paid executive officers at the end of such year ("Covered Employees") will not be deductible for federal income tax purposes unless certain conditions are met. One such condition is that the compensation qualify as "performance-based compensation". In addition to other requirements for qualification as performance-based compensation, shareholders must be advised of and must approve the material terms of the performance goals under which compensation is to be paid. The income tax regulations provide that such material terms consist of (i) the individuals eligible to receive compensation, (ii) a general description of the business criteria on which the performance goals are based, and (iii) either the maximum amount of the compensation to be paid or the formula used to calculate the amount of compensation if the performance goals are met.

     The Company intends that awards to Covered Employees under the MIP, PUP and the 1995 Stock Plan qualify as performance-based compensation within the meaning of Section 162(m). On November 8, 1994 the Board of Directors of the Company approved the 1995 Stock Plan and certain amendments to MIP and PUP which were designed to ensure that, to the extent possible, awards payable under the 1995 Stock Plan, MIP and PUP would be fully deductible by the Company for purposes of Section 162(m). At the 1995 Annual Meeting, the Company's shareholders approved the material terms of the performance goals under which compensation is paid under the 1995 Stock Plan, MIP and PUP.

Chief Executive Officer Compensation

    The executive compensation policy described above is applied in setting Mr. Williams' compensation. Mr. Williams participates in the same executive compensation plans available to other executive officers. The 1994 cash compensation of Mr. Williams was $1,722,329. Over half (59%) of this amount was earned in performance-driven incentives. Mr. Williams had a base salary of $700,000, and earned a Management Incentive Plan award of 43% of his base salary, or $302,329.

    In keeping with the Committee's desire for the Chief Executive Officer to maintain a long-term focus for the Company, much of Mr. Williams' variable compensation is provided through PUP. The number of PUP units granted to Mr. Williams for the 1993-95 PUP cycle was determined in an effort to provide a variable compensation opportunity such that if the aggressive performance target was achieved, Mr. Williams' total compensation would be competitive with chief executives of the companies in the Peer Group. Mr. Williams earned a PUP award of $720,000 for the 1993-95 PUP cycle. This represented a payout at the maximum $60 per unit value and is the result of the Company achieving the aggressive cumulative earnings per share target that was set by the Committee prior to the start of the 1993-95 cycle. Also, in an effort to maintain a long-term focus and to align his interests with the Company's shareholders, the Compensation Committee granted to Mr. Williams, on August 8, 1995, an option to purchase 100,000 shares of Company Common Stock at the then current market price of $60.50. This action was consistent with stock option grants made to the chief executive officers of certain Peer Group companies.

Summary

     The Committee believes that this mix of conservative market-based salaries, significant variable cash incentives for both long-term and short-term performance and the potential for equity ownership in the Company represents a balance that will motivate the management team to continue to produce strong returns. The Committee further believes this program strikes an appropriate balance between the interests and needs of the Company in operating its business and appropriate rewards based on shareholder value.

Submitted by the Compensation Committee of the Company's Board of Directors.

            James D. Camp, Jr.
            T. Marshall Hahn, Jr., Chairman
            Joseph L. Lanier, Jr.
            Robert W. Scherer

                             SHAREHOLDER RETURN

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company Common Stock against the cumulative total return of the S&P Composite-500 Stock Index and the S&P Major Regional Bank Composite Index for the period of five years commencing December 31, 1990 and ended December 31, 1995.

      (PERFORMANCE GRAPH APPEARS HERE--SEE TABLE BELOW FOR PLOT POINTS)

                                    December 31,
                  1990    1991     1992     1993     1994     1995

STI               $100   180.78   203.59   214.97   234.43   344.66
S&P 500            100   130.47   140.41   154.56   156.60   215.45
S&P Banks          100   178.89   227.81   241.52   228.59   359.93

Summary of Cash and Certain Other Compensation

    The following table shows, for the fiscal years ending December 31, 1993, 1994 and 1995, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid, accrued or granted for those years to each of the six most highly compensated executive officers of the Company.

                     SUMMARY COMPENSATION TABLE

SUMMARY COMPENSATION TABLE
                                                Annual Compensation            Long-Term Compensation
                                         ---------------------------------   ---------------------------
                                                                  Other     Securities
                                                                 Annual       Under-                    All Other
                                                                 Compen-     lying            LTIP      Compensat
Name and Principal Position    Year      Salary       Bonus      sation      Options         Payouts    ion <F2>
---------------------------   -------   ---------   ---------    --------   ----------      ---------   ---------
James B. Williams              1995      $700,000    $302,329     $25,548      100,000       $720,000      $23,015
 Chairman of the Board and     1994       650,000     317,790       9,112            -        720,000       23,069
 Chief Executive Officer       1993       550,000     189,461      16,950            -        720,000       22,613

L. Phillip Humann              1995       425,000     183,557      10,571       16,500        600,000       13,959
 President                     1994       390,000     190,674       6,863            -        600,000       13,841
                               1993       330,000     113,676      10,071            -        360,000       13,615

John W. Spiegel                1995       325,000     140,367       7,916       16,500        360,000       10,665
 Executive Vice President      1994       295,000     144,228       4,665            -        300,000       10,471
 and Chief Financial           1993       250,000      86,119       7,608            -        180,000       10,343
Officer

Edward P. Gould                1995       306,000      72,807       6,771            -        276,000        7,032
 Chairman of the Board of      1994       294,000      81,126       5,591            -        276,000        9,772
 Trust Company of Georgia      1993       280,000      47,293       6,120            -        276,000        9,470

John W. Clay                   1995       275,000      65,431       5,995            -        240,000        9,062
 Chairman of the Board of      1994       262,000      72,296       4,641            -        240,000        9,395
 SunTrust Banks of             1993       220,000      75,784       4,962            -        156,000        5,850
 Tennessee, Inc.

Wendell H. Colson              1995       199,640      47,501         711            -        245,333        7,037
 Chairman of the Board of      1994       275,000      75,883           -            -        276,000        9,819
 SunTrust Banks of             1993       250,000      46,006       1,000            -        192,000       10,153
 Tennessee, Inc.

                                     15

<F1>Performance-based restricted stock ("Performance Stock") is held by the executive officers listed above, except Mr. Colson, under the Company's
    1986 Stock Plan. Three events must occur with respect to such Performance
    Stock before the executive takes full title to the Performance Stock.
    Shares are granted, awarded, and finally vest. After Performance Stock is granted by the Compensation Committee, 20% increments are awarded if and when there are comparable 20% increases in the average price of the Company's Common Stock from the initial price at the time of grant.
    Awarded shares vest on the earliest of the following dates: (i) 15 years after the date shares are awarded to participants; (ii) at attaining age
    64; (iii) in the event of the death or disability of a participant; or
    (iv) in the event of a change in control of the Company as defined in the 1986 Stock Plan. The individuals set forth in the table above held (were granted), subject to the terms and conditions of the 1986 Stock Plan, the number of shares of restricted stock, including Performance Stock, with a value as of December 31, 1995, as follows: Messrs. Williams 340,000 shares, $23,290,000; Humann 140,000 shares, $9,590,000; Spiegel 85,000 shares, $5,822,500; Gould 4,000 shares, $274,000; and Clay 33,000  shares,
    $2,260,500. As described above, not all such shares have been awarded, and, except for Mr. Gould, no shares held by the individuals named in this footnote have vested. The price of the Company's Common Stock would have to reach $76 for a certain period of time before all the shares listed in this footnote would be awarded. Dividends were paid in 1995 on shares of awarded Performance Stock as follows: Messrs. Williams $422,400; Humann
    $174,880; Spiegel $105,600 and Clay $38,336.
<F2>Amounts contributed by the Company to the 401(k) Plan and the 401(k)
    Excess Plan. Also includes premiums paid on term life insurance.
<F3>Mr. Colson retired on August 31, 1995.

Option Grants, Exercises and Holdings

     The following table contains information concerning the grant of stock options under the Company's 1995 Stock Plan to the named executive officers as of the end of the last fiscal year. The Company did not award any stock appreciation rights during the last fiscal year.

OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1995
                                     % of
                                     Total                            Potential Realizable Value
                       Number of    Options                            at Assumed Annual Rates
                       Securities  Granted to                         of Stock Price Appreciation
                       Underlying  Employees   Exercise                  for Option Term<F1>
                        Options    in Fiscal   Price per  Expiration  ---------------------------
      Name              Granted      Year      Share<F4>     Date           5%         10%
--------------------   ----------  ----------  ---------  ----------  ------------  -------------
James B. Williams<F2>    100,000    17.131      $60.50     08/08/05    $3,804,812   $9,642,142
L. Phillip Humann<F3>     16,500     2.827       60.50     08/07/05       627,794    1,590,953
John W. Spiegel<F3>       16,500     2.827       60.50     08/07/05       627,794    1,590,953
John W. Clay<F3>          16,500     2.827       60.50     08/07/05       627,794    1,590,953

<F1>The dollar gains under these columns result from calculations assuming
    5% and 10% growth rates over a 10 year period as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Company's Common Stock. The gains reflect a future value based upon growth at these prescribed rates. These values have also not been discounted to present value. It is important to note that options have value to the listed executives and to all option recipients only if the stock price advances beyond the exercise price shown on the table during the effective option period.
<F2>Option becomes exercisable in March 1998.
<F3>Options become exercisable over a ten year period in 10% annual increments.
<F4>Under the 1995 Stock Plan, the exercise price must not be less than 100%
    of the fair market value of the Company's Common Stock on the date the option is granted. Options may be exercised using cash, Company Common
    Stock or a combination of both.

The following table sets forth information with respect to the named executives concerning the exercise of options during 1995 and unexercised options held as of December 31, 1995.


AGGREGATE OPTION EXERCISES IN 1995 AND DECEMBER 31, 1995 OPTION VALUES
                                               Number of Securities
                                              Underlying Unexercised    Value of Unexercised In-
                                                    Options at           the-Money Options at
                      Shares                     December 31, 1995         December 31, 1995
                     Acquired                 -----------------------   -----------------------
                        on         Value       Exerci-      Unexer-      Exerci-      Unexer-
      Name           Exercise     Realized      sable       cisable       sable       cisable
 ----------------   ----------   ----------   ----------   ----------   ----------   ----------
James B. Williams            -            -       60,000      100,000   $2,730,000     $800,000
L. Phillip Humann            -            -       26,650       14,850    1,150,700      118,800
John W. Spiegel         34,530   $1,195,058       15,750       14,850      686,313      118,800
Edward P. Gould          8,600      289,175       25,000       20,000    1,137,500      922,500
John W. Clay             3,000       97,875       10,050       14,850      402,888      118,800
Wendell H. Colson       29,400    1,274,300       20,000            -      922,500            -

                                     17

Long-Term Incentive Plan

    The following table provides information concerning the Company's
Performance Unit Plan ("PUP"). The PUP provides for the award of performance units ("Units"), each with a stated grant value, to key employees of the Company and its subsidiaries by the Compensation Committee. The grant value and number of Units awarded to a participant for each performance measurement cycle is determined by the Compensation Committee as of the grant date. The final value of the Units granted under each award may range from zero to 200% of the grant value and will be determined by the Compensation Committee at the end of each performance measurement cycle based on the achievement of either consolidated net earnings goals or earnings per share goals established by the Compensation Committee for that cycle. Payment of an award earned under the PUP is contingent upon continuous employment with the Company until the end of the award cycle, except for payments made in the event of retirement, death, disability, or in the event of a change in control.


LONG-TERM INCENTIVE PLAN - AWARDS IN 1995
                                                 Estimated Future Payouts under
                                                   Non-Stock Price-Based Plans
                                               ------------------------------------
                                Performance
                                Period Until
                    Number of    Maturation
      Name            Units      or Payout     Threshold      Target      Maximum
-----------------   ---------   ------------   ----------   ----------   ----------
James B. Williams      12,000     3 years        $180,000     $360,000     $720,000
L. Phillip Humann      10,000     3 years         150,000      300,000      600,000
John W. Spiegel         6,000     3 years          90,000      180,000      360,000
John W. Clay, Jr.       4,600     3 years          69,000      138,000      276,000

Pension Plans

    The following table shows estimated combined retirement benefits payable to a covered participant at normal retirement age under the Company's
Retirement and Supplemental Executive Plans as described below.

                            PENSION PLAN TABLE

                             Years of Service

Remuneration      15           20           25       30 or More
------------  -----------  -----------  -----------  -----------
     400,000      240,000      240,000      240,000      240,000
     500,000      300,000      300,000      300,000      300,000
     600,000      360,000      360,000      360,000      360,000
     700,000      420,000      420,000      420,000      420,000
     800,000      480,000      480,000      480,000      480,000
     900,000      540,000      540,000      540,000      540,000
   1,000,000      600,000      600,000      600,000      600,000
   1,100,000      660,000      660,000      660,000      660,000
   1,200,000      720,000      720,000      720,000      720,000
   1,300,000      780,000      780,000      780,000      780,000
   1,400,000      840,000      840,000      840,000      840,000
   1,500,000      900,000      900,000      900,000      900,000
   1,600,000      960,000      960,000      960,000      960,000
   1,800,000    1,080,000    1,080,000    1,080,000    1,080,000
   2,000,000    1,200,000    1,200,000    1,200,000    1,200,000
   2,200,000    1,320,000    1,320,000    1,320,000    1,320,000

                                     18

     The Company's Retirement Plan is a noncontributory retirement plan for the benefit of eligible employees of the Company and its subsidiaries. The
Company has also established a nonqualified Supplemental Executive Plan (the
"Supplemental Plan") to pay benefits to certain Retirement Plan participants that exceed the benefits payable to such Plan participants under the Retirement Plan as a result of federal tax restrictions. The Supplemental
Plan provides such benefits to certain key employees of the Company and its subsidiaries as designated by the Compensation Committee. The maximum annual benefits payable under the Supplemental Plan will equal 60% of the average annual income (defined as base salary, and payments made under the Management
Incentive Plan and the Performance Unit Plan, which are shown in the Summary
Compensation Table) earned during the 60 consecutive months of employment preceding retirement, reduced by annual benefits payable at retirement under the Retirement Plan, Social Security benefits at age 65, and certain other nonqualified, unfunded retirement arrangements maintained by the Company.
Upon retirement, the Supplemental Plan benefit will be paid in the form of a life annuity if the participant is unmarried or in the form of an actuarial equivalent 100% joint and survivor annuity if the participant is married.
The Compensation Committee may approve the payment of benefits in the form of a lump sum. Retirement benefits under the Supplemental Plan vest when a participant has completed ten years of service with the Company and is 60 years old.

     The compensation earned in 1995 for the individuals named in the Summary
Compensation Table included for the computation of benefits payable under the Supplemental Plan and credited years of service is as follows: Messrs.
Williams, $1,722,329, 40 years of service; Humann, $1,208,557, 26 years of service; Spiegel, $825,367, 30 years of service; Gould, $654,807, 40 years of service; Clay, $580,431, 29 years of service; and Colson, $492,474, 32 years of service.

     The Supplemental Plan provides that in the event of a change in control of the Company (as defined in the Supplemental Plan), all benefits accrued for participants who are involuntarily terminated or who terminate for good reason within three years after a change in control shall immediately vest.
Under such circumstances, benefits would be calculated using the highest compensation for any twelve consecutive month period during the 60 consecutive month period which ends immediately before the termination of employment. Further, the participant's credited service may be increased under certain circumstances up to three years. Termination for good reason means a termination made primarily because of a failure to elect or reelect a participant to a position he held with the Company prior to the change in control or a substantial change or reduction in responsibilities or compensation. The Supplemental Plan further provides that in the event of a termination as described above, participants in the Supplemental Plan will continue to receive health, life and disability benefit coverage for up to two years after such termination.

Compensation Committee Interlocks and Insider Participation

     Messrs. Camp, Hahn, Lanier and Scherer served as members of the Compensation Committee during 1995. During 1995, the Company's bank subsidiaries engaged in customary banking transactions and had outstanding loans to certain of the Company's directors, executive officers, their associates and members of the immediate families of such directors and executive officers. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and

                                     19

collateral, as those prevailing at the time for comparable transactions with others. In the opinion of management, these loans do not involve more than the normal risk of collectibility or present other unfavorable features.
Camp & Camp, P.A., of which Mr. Camp is a shareholder, provided legal services to a subsidiary of the Company in 1995, and it is anticipated that Camp & Camp, P.A. will provide legal services to the Company or its subsidiaries in 1996. Mr. James B. Williams is a member of the Compensation
Committee of the Board of Directors of Rollins, Inc. and RPC, Inc., of which Mr. R. Randall Rollins is Chairman and Chief Executive Officer. Mr. Theodore
J. Hoepner is a member of the Compensation Committee of the Board of Directors of Poe & Brown, Inc., of which Mr. J. Hyatt Brown is Chairman,
President and Chief Executive Officer.

RATIFICATION OF APPOINTMENT OF AUDITORS

(Item 2)

     Subject to ratification by a majority of the shares represented at the Annual Meeting, Arthur Andersen LLP has been appointed by the Board of Directors as auditors of the Company for 1996. Arthur Andersen LLP also audited the Company's financial statements for 1995. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to questions.

     The appointment of auditors is approved annually by the Board of Directors and subsequently submitted to the shareholders for ratification.
The decision of the Board of Directors is based on the recommendation of the Audit Committee, which reviewed both the proposed audit scope and estimated audit fees for the coming year.


SHAREHOLDER PROPOSALS

     Shareholders who intend to submit proposals to the Company's share holders at the 1997 Annual Meeting must submit such proposals so that they are received by the Company no later than October 27, 1996 in order to be considered for inclusion in the Company's 1997 proxy materials. Shareholder proposals should be submitted to SunTrust Banks, Inc., Post Office Box 4418,
Atlanta, Georgia 30302, Attention: Corporate Secretary.

VOTING AT THE MEETING

     Each shareholder of record at the close of business on February 15, 1996 is entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Each share of Company Common Stock entitles the holder to one vote on any matter coming before a meeting of shareholders of the Company. On
February 15, 1996, the record date for the Annual Meeting, there were 113,597,111 shares of Company Common Stock outstanding.

     A majority of the shares entitled to vote constitutes a quorum at a meeting of the shareholders. The presence of a quorum, either in person or by proxy, and the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting is required to ratify the appointment of auditors and to take most other actions. If a quorum is present, the vote of a plurality of the votes cast by the shares entitled to vote shall be necessary for the election of Directors. Shares beneficially

                                     20

held in street name are counted for quorum purposes if such shares are voted on at least one matter to be considered at the meeting. Broker non-votes are neither counted for purposes of determining the number of affirmative votes required for approval of proposals nor voted for or against matters presented for shareholder consideration. Consequently, so long as a quorum is present, such non-votes have no effect on the outcome of any vote. Abstentions with respect to a proposal are counted for purposes of establishing a quorum.
Abstentions also are counted for purposes of determining the minimum number of affirmative votes required for approval of proposals and, accordingly, have the effect of a vote against those proposals. If a quorum is present, abstentions have no effect on the outcome of voting for directors.

     The cost of soliciting proxies will be borne by the Company. Corporate
Investors Communications has been retained to assist in the solicitation of proxies for a fee of $6,500 plus expenses. Proxies may also be solicited by employees of the Company.

     The Board of Directors knows of no other matters which will be brought before the Annual Meeting. If other matters are properly introduced, the persons named in the enclosed proxy will vote on such matters as the Board recommends.

February 23, 1996

                                    21
